LOCK-UP/LEAK-OUT AGREEMENT

          THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement" is made and entered into as of the 11th day of October, 2001, respecting the Plan of Reorganization and Stock Exchange Agreement between Unistone, Inc., a Delaware corporation ("Unistone"); Jenson Services, Inc., a Utah corporation and the principal stockholder of Unistone ("Jenson Services"); Corporate Capital Management, LLC, a Minnesota limited liability ("CCM"); Cash Systems, Inc., a Minnesota corporation ("Cash Systems"); and the Cash Systems common stockholders, stock option holders, warrant holders and convertible note holders (respectively, the "Cash Systems Founding Stockholders," the "Cash Systems Stock Option Holders," the "Cash Systems Warrant Holders" and the "Cash Systems Note Holders"), by and among Unistone and the persons and entities listed in Exhibit A attached hereto and incorporated herein by reference (sometimes collectively referred to herein as the "Shareholders" and each, a "Shareholder," or by the reference opposite their respective names), as the record or beneficial Shareholders of certain shares of common stock, $.001 par value per share (the "Common Stock"), of Unistone.

                           RECITALS:

          WHEREAS, Unistone, CCM and Jenson Services, are or will be parties to that certain Plan of Reorganization and Stock Exchange Agreement (the "Reorganization Agreement") dated or to be dated in October, 2001, pursuant to which the Reorganization (as defined in the Reorganization Agreement) will be consummated, a copy of which is annexed hereto and incorporated herein by this reference; and

          WHEREAS, following the closing of the Reorganization Agreement, each Shareholder will be the beneficial owner of the shares of Common Stock of Unistone listed in Exhibit A; and

          WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Reorganization Agreement and to provide for an orderly market for the Common Stock of Unistone subsequent to the Reorganization contemplated thereby, the undersigned desire to enter into this Agreement and restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of the Common Stock, all on the terms set forth below.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Notwithstanding anything contained in this Agreement, a Shareholder may transfer its shares of Common Stock to its affiliates, partners in a partnership, subsidiaries and trusts, spouses or lineal descendants for estate planning purposes provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms of this Agreement.
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          2.   Except as otherwise expressly provided herein, and except as each Shareholder may be otherwise restricted from selling shares of Common Stock ("Shares"), each Shareholder may only sell Shares subject to the following conditions in relation to the sale of said Shares prior to, during and after the effective date of a registration statement (other than in connection with a merger or employee benefit plans pursuant to Forms S-3 or S-8) pertaining to Unistone's Common Stock (the "Registration Statement") for the 18 month period specified herein. The Shares, to the extent deemed required or necessary for public resale, shall be included in Unistone's Registration Statement that is to be filed respecting other shares of Common Stock that will be sold pursuant to Unistone's Confidential Private Offering Memorandum to be prepared following the Closing of the Reorganization (the "Memorandum"). The provisions of Section 2 shall be effective until and shall not terminate for a period of eighteen (18) months from the effective date of the Reorganization and shall be effective, without limitation, during the period the Registration Statement is effective, and after the end of said 18 month period, all provisions contained herein shall cease and be of no further force and effect.

          2.1 No Shareholder may sell any Shares except as covered by this Agreement, unless agreed otherwise in writing by the parties. For purposes of the restrictions contained in this paragraph 2, the Shareholders shall collectively be considered one Shareholder.

          2.2 Each Shareholder shall be allowed to sell Shares in blocks of 10,000 Shares or less per transaction.

          2.3 The Shares may only be sold at the "offer" or "ask" price stated by the relevant market maker. Each Shareholder agrees that it/he will not sell Shares at the "bid" price.

          2.4 After a Shareholder sells 10,000 Shares, such Shareholder may not sell any other Shares unless the "offer" or "ask " price of the Common Stock increases by .25 basis points above such Shareholder's last sale price.

          2.5 Notwithstanding the foregoing, if, after a Shareholder sells 10,000 Shares, a market maker in the Common Stock (other than the market maker involved in the first transaction) continues to show an "offer" or "ask" price at the same price as the first 10,000 Share transaction, the Shareholder may, on one occasion only, sell an additional 10,000 Shares at that price.

          2.6  The Shares may not be sold at a price below $2.00 per share.

          2.7 Each Shareholder shall be allowed to sell up to twenty (20%) percent of its/his Shares held as of the date hereof during each three month period; provided, however, that in the event any Shareholder does not sell its/his full 20% during any three-month period, such Shareholder may sell the difference between 20% of the Shares held as of the date hereof and the Shares actually sold during such three-month period in the next successive three-month period.

          2.8 The Shareholders agree that they will not engage in any short selling of the Shares.

          3. If required by the Securities and Exchange Commission, all of the Shares owned or to be acquired as outlined herein, shall be included in the Registration Statement for the benefit of the Shareholders, at no cost to them.

          4. Notwithstanding anything to the contrary set forth herein, Unistone may, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.

          5. In the event of a tender offer to purchase all or substantially all of Unistone's issued and outstanding securities, or a merger, consolidation or other reorganization with or into an unaffiliated entity, this Agreement shall terminate and the Shares restricted pursuant hereto shall be released from such restrictions if the requisite number of the record and beneficial owners of Unistone's securities then outstanding are voted in favor of such tender offer, merger, consolidation or reorganization.

          6. Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholders shall be entitled to their respective beneficial rights of ownership of the Shares, including the right to vote the Shares for any and all purposes.

          7. The Shares and per share price restrictions covered by this Agreement shall be appropriately adjusted should Unistone make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

          8. No transfer of any of the Shares that are subject to this Agreement in any transaction other than a "broker's transaction" shall be made unless the transferee executes and deliver a copy of this Agreement prior to the transfer of any stock certificate representing any of the Shares so transferred.

          9. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

          10. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement at the addresses set forth above. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

          11. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

          12. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed wholly within said State.

          IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

                         CORPORATE CAPITAL MANAGEMENT LLC

Date: 10-10-2001         By/S/Mark Savage

                         Its President

Date: 10-10-2001         /s/Mark Savage
                         Mark Savage

Date: 10-10-2001         /s/Doug Polinsky
                         Doug Polinsky

Date: 10-10-2001         /s/Troy Johnson
                         Troy Johnson


                         JENSON SERVICES, INC.

Date: 10/9/01            By/S/Jeffrey D. Jenson

                         Its President


Date: 10/9/01            /s/Leonard W. Burningham
                         Leonard W. Burningham


Date: 10/09/01           /s/James P. Doolin
                         James P. Doolin


Date: 10/9/01            /s/Travis T. Jenson
                         Travis T. Jenson


Date: 10/10/01           /S/Duane S. Jenson
                         Duane S. Jenson


Date: 10-10-01           /s/Claus Voellmecke
                         Claus Voellmecke

Date:10-10-01            /s/William Hollingsworth
                         William Hollingsworth


Date: 10-9-01            /s/Thomas Howells
                         Thomas Howells


Date: 10-9-01            /s/Jeffrey D. Jenson
                         Jeffrey D. Jenson


Date: 10-10-2001         /s/Rob Jorgenson
                         Rob Jorgenson


                         MARICOPA EQUITY MANAGEMENT CORP.

Date: 10-10-2001         By/s/

                         Its President

                         GREAT NORTH  CAPITAL CORP.

Date: 10-10-01           By/s/Doug Polinsky

                         Its President

Date: 10-10-01           /s/Dan Ryweck
                         Dan Ryweck

                         TW STRATEGIC CAPITAL

Date: 10-10-2001         By/s/

                         Its President

                            EXHIBIT A

            Lock-Up/Leak-Out Presently Outstanding Unistone Shares Respecting Plan of Reorganization and Stock Exchange Agreement (the "Reorganization Agreement") Between Unistone, Inc., a Delaware corporation ("Unistone"); Jenson Services, Inc., a Utah corporation and the principal stockholder of Unistone ("Jenson Services"); Corporate Capital Management, LLC, a Minnesota limited liability ("CCM"); Cash Systems, Inc., a Minnesota corporation ("Cash Systems"); and the Cash Systems common stockholders, stock option holders, warrant holders and convertible note holders (respectively, the "Cash Systems Founding Stockholders," the "Cash Systems Stock Option Holders," the "Cash
 Systems Warrant Holders" and the "Cash Systems Note Holders")

Leonard W.
Burningham, Esq.                                           60,750

Corporate Capital                                         169,894
Management, LLC

James P. Doolin                                            24,960

William Hollingsworth                                       7,500

Thomas Howells                                             35,360

Duane S. Jenson                                            62,179

Travis T. Jenson                                           57,940

Jeffrey D. Jenson                                          60,020

Troy Johnson                                             *166,667

Rob Jorgenson                                              16,422

Maricopa Equity
Management Corp.                                          160,500

Doug Polinsky                                            *166,666

Great North
Capital Corp.                                            169,894

Dan Ryweck                                                16,422

Mark Savage                                             *166,667

TW Strategic
Capital                                                  169,894

Claus Voellmecke                                          30,000

                         Total:                        1,541,735



     * These shares include an aggregate of 500,000 shares issued by Cash Systems pursuant to Rule 701 to principals of CCM that were exchanged under the Reorganization Agreement.
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